UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2017

ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)

MICHIGAN
(State or other jurisdiction of incorporation)

000-18415	38-2830092
(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street, Mt. Pleasant, Michigan	48858-1649
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Retirement of Dennis P. Angner.

Effective March 31, 2017, Dennis P. Angner retired as: (i) the President, the Chief Financial Officer, and a Director of Isabella Bank Corporation (the “Corporation”), and (ii) a Director of Isabella Bank (the “Bank”). Mr. Angner did not retire due to any disagreement with the Corporation or the Bank, including any disagreement related to the Corporation’s or the Bank’s operations, practices, or policies.

(c) Appointment of Jae A. Evans as Corporation President.

Effective March 31, 2017, the Board of the Corporation appointed Jae A. Evans as the Corporation’s President. Mr. Evans, age 60, was appointed a director of Isabella Bank Corporation and the Bank and elected Chief Executive Officer of Isabella Bank Corporation effective January 1, 2014. Mr. Evans has been employed by the Corporation since 2008 and has over 40 years of banking experience. He served as Chief Operations Officer of the Bank from June 2011 to December 31, 2013 and President of the Greenville Division of the Bank from January 1, 2008 to June 2011. Mr. Evans currently serves as a board member for The Community Bankers of Michigan, Art Reach of Mid Michigan, McLaren Central Michigan, is an incoming board member of the Central Michigan University Advancement Board, and is the Chair of the EightCAP, Inc. governing board. Mr. Evans is also past Vice Chair of the Carson City Hospital, was president of the Greenville Rotary Club, and past Chair of The Community Bankers of Michigan.

(c) Appointment of Rhonda S. Tudor as Interim Chief Financial Officer.

Effective March 31, 2017, the Board of the Corporation appointed Rhonda S. Tudor as the Corporation’s Interim Chief Financial Officer (Principal Financial Officer). Ms. Tudor, age 52, is a Certified Public Accountant and has over 25 years of banking experience. Since September 14, 2015, Ms. Tudor has served as the Controller and Vice President of the Corporation. Prior to joining the Corporation, Ms.Tudor was the Commercial Banking Segment Controller with Huntington Bancshares Inc. Ms. Tudor is a board member of United Way of Gratiot and Isabella Counties.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION

Dated:	March 31, 2017	By:	/s/ Jae A. Evans
Jae A. Evans, Chief Executive Officer